Exhibit 10.4

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION

LEASE

THIS LEASE, made and entered into this 8th day of June, 2015, by and between MID A GROUP, LLC, a Florida limited liability company (hereinafter ‘the “Landlord”) and ALLERGEN RESEARCH CORPORATION, a California corporation (hereinafter the ‘Tenant”),

W I T N E S S E T H :

1. Premises. The Landlord is the owner of certain real property located at 5733 Myerlake Circle, Clearwater, Florida, which is legally described on Exhibit “A” attached hereto (the “Property”). There is a building on the Property containing approximately 40,000 square feet (the “Building”). The entire Property, including the Building and the parking, retention and landscaping areas appurtenant thereto are reflected on a reduced copy of the survey attached hereto as Exhibit “B”, and shall, for convenience, hereinafter be referred to as the “Project”. On the Term Commencement Date (as defined below), Landlord leases to Tenant and Tenant leases from Landlord the west 20,000 square foot portion of the Building as outlined in green on Exhibit “B” attached hereto, together with the rights of the Tenant and the other tenant(s) in the Building and those doing business with them to use the Common Areas (as defined below) appurtenant to the Building (“the Premises”).

2. Term. The initial term of this Lease (“Initial Term”) shall be for ten (10) years, commencing upon substantial completion of Landlord’s Work as outlined in Exhibit “E” attached hereto (the “Term Commencement Date”) and ending one hundred and twenty months (120) months thereafter. The parties shall execute and deliver the Commencement Date Certificate in the form set forth in Exhibit “C” attached hereto in order to confirm and memorialize the Commencement Date. The first “Lease Year” of this Lease shall be deemed to commence on the Term Commencement Date and shall end on the first annual anniversary of such date. Each subsequent Lease Year of this Lease shall commence on the annual anniversary of the Term Commencement Date thereafter.

3. Base Rent.

(a) Tenant shall pay to Landlord as rent during the term of this Lease (“Base Rent”) the amount set forth on Exhibit “D” attached hereto.

(b) All monthly installments of Base Rent will be due on the 1st day of the month until the term of this Lease expires and shall be paid at the Landlord’s address set forth herein (or at such address as Landlord from time to time directs in a written notice) beginning on the Term Commencement Date, without set off, counterclaim or demand. Wherever it is provided in this Lease that the Tenant is required, except as otherwise provided herein, to make any additional payment to Landlord, such payment will be deemed to be additional rent for the Premises (“Additional Rent”) and all remedies for the non-payment of Base Rent will be applicable thereto.

(c) If Tenant fails to pay, within ten (10) days after the same is due and payable, any Base Rent or any Additional Rent, or any other amounts or charges payable by Tenant under this Lease, such unpaid amounts will be increased by a late charge equal to five percent (5%) of the unpaid amount.

(d) Tenant will pay to Landlord all sales, excise, use and/or rental tax imposed by the State of Florida, the county or municipal government, or any other governmental agency with respect to the Base Rent, Additional Rent and all other charges and payments payable by Tenant to or for the account of Landlord pursuant to the terms of this Lease.

(e) Simultaneous with the execution of this Lease, Tenant shall pay Landlord the sum of Thirty-Four Thousand Five Hundred Fifty-Two and 09/100 ($34,552.09) Dollars representing the following:

First month’s rent	$12,500.00
First month’s property operating costs	3,916.67
Last month’s rent	15,875.00

Subtotal	32,291.67
Sales tax (7%)	2,260.42

Total	$34,552.09

4. Landlord’s and Tenant’s Work. Upon issuance of a permit for Landlord’s Work, Landlord shall commence the work as set forth in Exhibit “E” attached hereto, and shall have ninety (90) days to complete the work.

After Landlord’s ninety (90) day period, Tenant and Tenant’s contractor (“Contractor”) may commence their work as per plans and specifications approved by Landlord. Tenant’s Work must be permitted by a licensed, bonded, and insured contractor approved by Landlord. Contractor must issue a hold harmless agreement for the benefit of the Landlord. During Landlord’s ninety (90) day period, Contractor shall be permitted access to the Premises upon twenty-four hours prior notice and accompanied by Landlord’s representative, for the purpose of planning for Tenant’s Work, but not for commencing any of Tenant’s Work.

5. Utilities. Effective at the Term Commencement Date, Tenant will, at its own expense, pay and discharge all costs and charges for water, electricity, gas, telephone and garbage collection (including dumpster) to be furnished in connection with or for the use of the Premises, or any part thereof, including the making of deposits with the proper authorities or persons in order to secure such services. At the time of the Term Commencement Date, if any of the aforesaid services are being furnished to the Premises from accounts that are in the name of the Landlord, Tenant agrees to immediately change such sendee accounts with the proper authorities or persons into the name of the Tenant and the Landlord agrees to cooperate in all reasonable respects with the Tenant to accomplish same. In the event the Tenant fails to change such accounts into Tenant’s name within ten (10) days alter the Term Commencement Date, Landlord shall have the right, after providing ten (10) days written notice to Tenant, to notify the proper authorities or persons to terminate the furnishing of such services to the Premises without incurring any liability to Tenant on account of such termination.

6. Taxes. During the term of this Lease, Tenant agrees to pay all real estate and personal property taxes assessed against the Premises. Real estate taxes for any portion of a calendar year shall be prorated according to Tenant’s occupancy during such year. “Real estate taxes” shall include ad valorem taxes, general and special assessments and, with Tenant’s written consent, any fees, expenses or costs (including reasonable attorney’s fees, expert fees and the like) incurred by Landlord in protesting or contesting any assessment levied, tax valuation or tax rate. The obligations hereunder are to be paid in accordance with paragraph 35 herein. If the real estate taxes assessed against the Premises are included within a total assessment of the Project as reflected on Exhibit “B” and legally described on page 1 hereof, the portion of such total real estate taxes which are attributable to the Premises shall be the percentage figure determined by dividing the square footage of the Premises in the Building by the total square footage of the Building of which the Premises are a part. It is acknowledged that such percentage is in the amount of fifty percent (50%).

7. Tenant Improvements. Tenant will not make any improvements, installations, alterations or additions in or to the improvements to the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such improvements shall be installed at Tenant’s expense in accordance with plans approved by Landlord and only by such contractor as Landlord may approve, provided, however, that consent to such plans and the contractor selected by Tenant shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to such improvements, alterations, or additions, Tenant agrees to permit Landlord access to the Premises while such work is being performed in order for Landlord to verify that such improvements, alterations or additions are being done in accordance with the plans approved by Landlord.

8. Liens and Charges. The Tenant shall have no authority to incur, create or permit, and shall not incur, create or permit, any lien for labor or materials or services to attach to the interest or estate of either the Landlord or the Tenant in the Premises; and neither the Tenant, nor anyone claiming by, through or under the Tenant, shall have any right to file or place any labor or material lien of any kind or character whatsoever or any mechanics lien or other lien of any kind, upon the Premises so as to encumber or affect the title of the Landlord, and all persons contracting with the Tenant directly or indirectly, or with any person who in turn is contracting with the Tenant, for the erection, construction, installation, alteration or repair of the Premises or any improvements therein or thereon, including fixtures and equipment, and all material-men, contractors, mechanics, laborers, architects, engineers, and others are hereby charged with notice that as and from the date of this instrument, they and each of them must look to the Tenant only to secure the payment of any bills or charges or claims for work done, or materials furnished, or services rendered or performed during the term hereby demised.

9. Use. Tenant shall have the right to use the Premises for office, warehouse and light manufacturing and any purposes reasonably related thereto. Landlord represents that Tenant’s intended use will not violate any local zoning or land use regulations. Tenant will not use the Premises for any illegal trade or business, including uses or purposes in violation of local zoning or land use regulations.

10. Assignment, Subletting. Tenant shall have the right to assign or sublet all or a portion of the Premises, but only with the Landlord’s prior written consent. Such consent by Landlord shall not be unreasonably withheld, conditioned or delayed. Any attempted transfer, assignment or subletting without Landlord’s written consent shall be void and confer no rights upon any third person. No assignment or subletting will relieve Tenant of any obligations under this Lease. The consent by Landlord to any transfer, assignment or subletting will not be deemed to be a waiver on the part of the Landlord of any prohibition against any future transfer, assignment or subletting. If Landlord consents to any transfer, assignment or subletting, such consent will not be effective unless and until Tenant gives notice of the assignment and a copy of the assignment agreement or sublease to Landlord, and the transferee, assignee or sublessee delivers to Landlord a written agreement in form and substance satisfactory to the Landlord, pursuant to which such transferee, assignee or sublessee assumes all of the obligations and liabilities of the Tenant under the Lease. Tenant may assign the Lease to a wholly owned subsidiary without the Landlord’s permission.

11. Landlord’s Rights of Access and Inspection. Tenant will permit the Landlord to enter upon said Premises upon twenty four (24) hours’ notice during the usual business hours under Tenant supervision and complying with Tenant’s requirements for proper gowning and other “clean-room” procedures for the purpose of making inspections or repairs, for the purposes of obeying any laws or orders of any duly constituted governmental or municipal authorities, and/or for the purpose of exhibiting the Premises to prospective tenants or purchasers within four (4) months of the expiration of the Lease, provided Landlord does not unreasonably or unnecessarily interfere with the operation of Tenant’s business. In making such inspections or repairs, Landlord shall observe all security regulations of Tenant and Landlord and its agents shall hold in confidence any information concerning business or products of Tenant which they, or any of them, may discover while present on said Premises.

12. Damage or Destruction. The parties hereto agree, if by virtue of fire, storm or cause other than a negligent or deliberate act of the Tenant, the Premises become partly or wholly untenantable, then and in that event, the rent shall abate in proportion to the amount of untenantability of said Premises tor so long as they are untenantable. In the event the Premises are not totally destroyed, the Landlord agrees to rebuild the Premises with all possible dispatch and deliver the same to the Tenant within a period of thirty (30) days after the event causing the destruction. In the event the Premises are greater than seventy-five (75%) percent destroyed, then Tenant or Landlord shall have the option to terminate this Lease within a period of ten (10) days after the said destruction. In the event this Lease is not thus terminated, the Landlord agrees to rebuild the Premises with all possible dispatch and deliver the same to the Tenant within a period of not more than thirty (30) days after an event causing total destruction. However, in no event shall Landlord be obligated to do any rebuilding if the remaining term of this Lease shall have less than one (1) year to run following the expected completion of such rebuilding and Landlord notifies Tenant of its intention not to rebuild within a period of ten (10) days after said destruction. Such an election by Landlord not to rebuild shall constitute a termination of this Lease effective as of the date of the event causing the damage or destruction.

13. Condemnation. If any substantial portion of the Premises shall be taken by eminent domain, Tenant shall have the right to terminate this Lease as of the date of taking by giving written notice of such termination to the Landlord within fifteen (15) days following the date of such taking, and in the event of such termination, rent shall cease as of the date of such termination (or if earlier, the date the condemning authority takes possession of the Premises) and any rent paid beyond that date shall be refunded to the Tenant. Whether or not the Tenant shall exercise such right, the Landlord and Tenant shall have and retain their respective rights to compensation from the condemning authority in connection with and following a taking by eminent domain. If Tenant does not terminate this Lease following a substantial taking by eminent domain or if the portion of the Premises taken is not substantial, the rent payable under this Lease for the remainder of the term shall be reduced as of the date of taking in the proportion that the area of the part taken bears to the total area of the Premises just prior to such taking (or, if earlier, the date the condemning authority takes possession of the Premises affected by the condemnation) and Landlord shall make any necessary repairs to the remaining Improvements affected by the condemnation. Substantial, as used herein, shall refer to the ability of Tenant to carry on its normal business.

14. Insurance. Tenant shall, as of the date of execution of this Lease, and during the full term of this Lease, including renewals, and its own expense, carry Broad Form Comprehensive General Liability Insurance, including, but not limited to, coverage for personal injuries with limits of not less than $2,000,000.00 combined single limit for death, personal injury and property damage, per occurrence, and Contractual Liability.

Landlord shall pay for and maintain, subject to reimbursement by Tenant as hereinafter provided, during the full term of this Lease, including any renewal, the following policies of insurance covering the Project;

(a) All Risk Property Insurance. Upon all Improvements and alterations, including, but not limited to, fire and extended coverage, vandalism, malicious mischief and sprinkler leakage in the amount of one hundred percent (100%) of full replacement costs.

(b) Flood Insurance. Landlord will purchase flood insurance coverage for the Project, if Landlord advises Tenant that the Project is in an insurance flood zone, in an amount per the appraised value of the building.

It is acknowledged that the foregoing insurance to be maintained by Landlord shall be part of a master policy covering the Building and the Common Areas reflected on Exhibit “B” attached hereto. Tenant shall reimburse Landlord for fifty percent (50%) of the premiums paid by Landlord in connection with the above-referenced insurance. Such costs shall be prorated for any portion of the term which commences after the effective date of such policy(ies) or for the period of such policy(ies) which extends beyond the term so as to account for Tenant’s proportionate share thereof. Each of the parties shall furnish certificates that the insurance required to be carried by each party pursuant to the terms of this paragraph is in force and reflecting each of the parties as the named insured under said insurance policies and the Landlord’s mortgagee as an additional insured. All of the aforesaid insurance certificates shall further provide that the insurance policies may not be canceled until after thirty (30) days written notice to Landlord and Tenant and Landlord’s Mortgagee, if any. The obligations hereunder are to be paid in accordance with paragraph 35 herein.

15. Common Area. The term “common area” is defined for all purposes of this Lease as that part of the Project intended for the common use of all tenants, including among other facilities, roof, parking lot, landscaping, fire sprinkler system, fire alarm monitoring, association fees, and the like. Landlord reserves the right to change from time to time the dimensions and locations of the Common Area. Tenant, and its employees and customers, and when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use the Common Area as constituted from time to time, such use to be in common with Landlord, other tenants in the Building, subject to the rights of governmental authorities, easements, other restrictions of record, and such reasonable rules and regulations governing use as Landlord may from time to time prescribe. For example, and without limiting the generality of Landlord’s ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(a) Tenant shall have fifty (50) dedicated parking spaces within the Project to be used by Tenant’s employees or guests. Landlord may from time to time designate specific areas within the Project in which automobiles owned by tenants in the Building, their employees, subtenants, licensees and concessionaires shall be parked.

(b) Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations.

Landlord shall be responsible for the operation, management and maintenance of the Common Area, the manner of maintenance and the expenditures therefore to be in the sole discretion of the Landlord. Landlord shall be the sole determinant of the type and amount of security services to be provided, if any. Landlord shall not be liable to Tenant and Tenant hereby waives any claim against Landlord provided Landlord’s negligence or willful misconduct is not a significant contributing factor for (i) any unauthorized or criminal entry of third parties onto the Project, (ii) any damage to persons or property, or (iii) any loss of property in and about the Premises from any unauthorized or criminal acts of third parties.

16. Maintenance and Repairs. Landlord shall maintain roof, foundation and structural load bearing walls of the Building except for plate glass, windows, doors and other exterior openings, window and door frames, molding, closure devices, locks and hardware. Any penetrations or structural alterations to the roof by Tenant that may cause damage to the roof shall be repaired at Tenant’s expense. Landlord shall also maintain the Common Area as defined in paragraph 15 above provided, however, Tenant shall reimburse, on a monthly basis, Landlord for fifty percent (50%) of Landlord’s costs of maintaining the Common Area together with remitting Landlord a reasonable management fee. Subject to the foregoing, Tenant agrees to maintain the entire Premises at Tenant’s expense including, but not limited to, pest control, the maintenance, repair and replacement of all lighting, heating, air conditioning, plumbing and other electrical, mechanical and electromotive installations, equipment and fixtures. Tenant shall, at its own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing the heating and air conditioning systems and equipment within the Premises. Tenant shall, at the termination of the Lease, by lapse of time or otherwise, surrender up said Premises in good order and condition, reasonable use and ordinary wear and tear excepted.

17. Absolute Net Lease. It is the purpose and intent of the Landlord and the Tenant that except as otherwise specifically provided in this Lease, the rent shall be absolutely net to Landlord, so that the Lease shall yield, net, to Landlord, the rent specified in paragraph 3 hereof and each month during the term of the Lease, and that, except as aforesaid, all costs, expenses and obligations set forth herein relating to Tenant’s occupancy of the Premises which may arise or become due during or with respect to the term of this Lease, shall be paid by the Tenant, in accordance with the terms hereof. The provisions of this paragraph shall in no way be construed to require Tenant to make any mortgage payments which Landlord may owe in connection with the Premises.

18. Signs. Tenant shall not be permitted to install, construct, inscribe, paint, affix or display any sign, advertisement, or logo visible from the exterior of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

The exact size, design, configuration and placement of all signs, advertisements and logos shall be subject to the reasonable approval of Landlord and any applicable governmental authorities. Under no circumstances may any sign, advertisement or logo violate any ordinance, rule or regulation of any governmental authority. Tenant hereby agrees to seek and obtain any and all governmental approvals, permits or licenses necessary for the lawful operation and placement of any signs, advertisements, or logos approved by Landlord.

All costs of installation, construction, erection, illumination (where appropriate), maintenance, repair and removal of any of the above-referenced items shall be the obligation of Tenant. Before erecting or placing any signs, advertisements, or logos or beginning any construction pursuant to preparation for logos or beginning any construction pursuant to preparation for the erection or placement thereof, Tenant shall submit to Landlord, for Landlord’s reasonable review and approval, detailed plans and specifications for all work to be performed. After obtaining Landlord’s approval of said plans and specifications, the signs, advertisements, or logos are to be constructed pursuant to the plans and specifications without any deviation therefrom whatsoever.

Upon vacating the Premises, Tenant shall remove all signs, advertisements or logos and repair all damage caused by such removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or termination of this Lease.

Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all loss, cost, damage, claims, suits, actions for any damage or injury to any person or property caused by the installation, construction, erection, maintenance, repair or removal of any of said signs, advertisements, or logos.

19. Subordination. Tenant agrees to execute and deliver an instrument in standard form subordinating this Lease to the lien of any Mortgage within thirty (30) days after receiving a written request from Landlord. Provided, however, in the instrument the Mortgagee must agree that, so long as Tenant is not in default under the provisions of this Lease: (a) this Lease shall remain in full force and effect, (b) the possession of the Premises by Tenant shall not be disturbed, and (c) in the event of a foreclosure or other suit instituted pursuant to the mortgage, the suit shall not affect the rights of Tenant under this Lease, but any purchaser of the Project as a result of such suit shall take the Project subject to this Lease and shall be bound by all of its terms. In the event of a foreclosure of any mortgage encumbering the Project, Tenant agrees to attorn to the mortgagee or its successors in interest and recognize such party as Landlord under this Lease, provided Tenant receives in return a nondisturbance agreement from the foreclosing mortgagee or its successor in interest as set forth immediately above.

20. Estoppel Certificates by Tenant. Tenant shall, within thirty (30) days after receiving a written request from Landlord, make a statement in writing in standard form certifying:

(a) That the term of this Lease has commenced, setting forth the date of such commencement;

(b) That this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified, stating the modification);

(c) Whether or not there are then existing any known offsets or defenses against the enforcement of any of Tenant’s covenants hereunder (and if so, specifying them);

(d) The dates to which rent and other amounts have been paid in advance, if any, and

(e) Whether or not Tenant has executed a leasehold mortgage or otherwise made any transfer or assignment of any part of the leasehold estate.

Such statements shall be given with reasonable frequency and may be relied upon by any prospective purchaser of the fee simple interest in the Premises or by any Mortgagee or its assignee.

21. Tenant’s Property. Tenant agrees that all property belonging to or in the name of, custody or control of the Tenant or any occupant of the Premises which is in or on the Premises shall be there at the risk of the Tenant or such occupant only, and Landlord shall not be liable to Tenant for any injury thereto or loss or destruction thereof except to the extent caused by Landlord, its agents or employees, or as otherwise provided in this Lease. Except to the extent caused by the negligence of the Landlord, or its agents or employees, or as otherwise provided in this Lease, Tenant further agrees that Landlord shall not be liable to the Tenant for any injury, loss or damage to property on the Premises or on the common areas appurtenant thereto. Provided, however, that this paragraph shall not excuse any liability of Landlord in the event the damage or injury is caused by a breach of any of Landlord’s warranties as to the Premises.

22. Attorney’s Fees. If either party becomes a party to any litigation concerning this Lease, or the Project, solely by reason of any act or omission of the other party or its authorized representatives, and through no fault of its own, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorney’s fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney’s fees and costs of suit.

23. Default. Default provisions:

A. Unless excused pursuant to Section 24 of this Lease, the happening of any one or more of the following events shall, at the option of Landlord, constitute a breach of this Lease on the part of Tenant and Landlord shall have such remedies as are herein provided.

(1) If Tenant defaults in the payment of any rents payable to Landlord hereunder and such default shall continue for five (5) days after receipt by Tenant of written notice of such default; or

(2) If Tenant petitions or applies to any tribunal for the appointment of a trustee or receiver of Tenant or any substantial part of the assets of Tenant or commences any proceedings with respect to Tenant under any bankruptcy, reorganization, arrangements, insolvency, readjustment, dissolution or liquidation law of any jurisdiction; or

(3) If any such petition or application of the type described in subparagraph (2) above is filed or any proceedings are commenced against Tenant and Tenant, by any act, indicates its approval thereof, consents thereto or acquiesces therein, or an order is entered appointing such trustee or receiver, or adjudicating Tenant bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for more than ninety (90) days; or

(4) If Tenant fails to fully and promptly perform any material act, term or provision required of it in the performance of this Lease. If a default is claimed under this subparagraph, written notice specifically specifying the nature of such claimed default shall be mailed to Tenant and Tenant shall have thirty (30) days after receipt of such notice to cure said default or such longer time as may reasonably be necessary due to the nature of said default, so long as Tenant commences to cure such failure within such thirty (30) day period and pursues such cure with due diligence.

B. Upon the happening of any of the above events of default, Landlord may, at Landlord’s option:

(1) Terminate and end this Lease and reenter upon the Premises and at Landlord’s option, all of Tenant’s right, title and interest under this Lease shall end and Tenant shall become a tenant at sufferance; or

(2) Except to the extent Landlord is able to mitigate its damages after taking all reasonable actions to do so, elect to declare the entire rent for the balance of the term due and payable forthwith, and may proceed to collect its actual remaining damages by distress or otherwise; or

(3) Take possession of the Premises and rent the same for the account of Tenant.

The exercise of any of the above options shall not be deemed to be the exclusive remedy of Landlord. In addition thereto, Landlord shall have the right of any of the provisions of the laws of the State of Florida governing default by Tenant, and, in any event of default by Tenant.

24. Force Majeure. Landlord and Tenant shall be excused for the period of any delay in the performance of any of the obligations hereunder when prevented from so doing by cause or causes beyond Landlord’s or Tenant’s reasonable control (other than financial causes) which shall include, without limitation, all labor disputes, civil commotion, war, war-like operations, terrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material or services (after diligent efforts), or through acts of God.

25. Notice. The rent payable under the terms of this Lease and any notices to the Landlord shall be mailed to:

MIDA GROUP, LLC

3071 118th Avenue North

St Petersburg, FL 33716

or such other addresses as the Landlord may designate in writing.

Any notices to the Tenant shall be mailed to Tenant at the Premises or such other address as the Tenant may designate in writing.

26. Waiver. No assent, expressed or implied, by either party to any breach of any of the other’s covenants or agreements shall be deemed a waiver of any succeeding breach of the same covenant or agreement. No delay or omission on the part of Landlord or Tenant in exercising any right or remedy shall operate as a waiver thereof or the exercise of any other right or remedy.

27. Surrender or Abandonment. If Tenant shall abandon or surrender the Premises, or be dispossessed by process of law or otherwise, any personal property belonging to Tenant and left on the Premises for a period of fifteen (15) days after such abandonment or surrender shall be deemed to be abandoned, at the option of the Landlord. Provided, however, the provisions regarding abandonment shall not be effective if Tenant is not in default under the terms of this Lease.

28. Partial Invalidity. If any provision of this Lease is deemed invalid or unenforceable by a court of competent jurisdiction, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without invalidating the remainder of such provision or of the remaining provisions of this Lease.

29. Binding Effect. This Lease contains all of the agreements, covenants and conditions between the parties hereto with respect to the subject matter hereof and may not be altered or modified orally or in any other manner, except by an agreement in writing signed by all of the parties hereto, or by their respective successors in interest. The covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Lease constitutes a Florida contract and shall be construed according to the laws of that state. The parties agree that the venue for any litigation arising hereunder shall be in a Pinellas County court of competent jurisdiction.

30. Radon Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Landlord has no knowledge that the radon levels on the Premises have or do currently exceed federal or state guidelines.

31. (a) Hazardous Waste. Tenant shall not use, generate, manufacture, store or dispose of on, under or about the Project or transport to or from the Project any flammable explosives, radioactive materials, hazardous wastes, toxic substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” under any applicable federal or state laws or regulations, unless any such substances are used by Tenant in the ordinary course of its business in accordance with applicable federal and state laws and regulations.

(b) Tenant shall indemnify the Landlord and hold the Landlord harmless from any cost, liability or expense imposed upon the Landlord under any local, state or federal law, ordinance, statute, rule, regulation, or judicial or administrative order because of or arising out of any environmental contamination of the Project or any contamination of groundwater or surrounding lands because of or arising out of contamination of the Project due to the actions of Tenant or its agents, contractors or employees,

(c) Landlord shall indemnify Tenant and hold the Tenant harmless from any cost, liability or expense imposed upon the Tenant undo: any local, state or federal law, ordinance, statute, rule, regulation or judicial or administrative order because of or arising out of any environmental contamination of the Project or any contamination of groundwater or surrounding lands because of or arising out of contamination of the Project to the extent that it v/as not caused by the actions of Tenant or its agents, contractors or employees.

32. Cautions. The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease, nor in any way affect this Lease.

33. Quiet Enjoyment. Landlord covenants, promises and agrees with the Tenant, that the Tenant, on paying the said rent above hereby reserved, and observing, performing and keeping all and singular the covenants and agreements herein contained, shall and may lawfully, peacefully and quietly have, hold, use, occupy and enjoy the Premises.

34. Intentionally Omitted.

35. Monthly Payment of Taxes, Insurance and Other Expenses. The expenses for real estate taxes, insurance, Common Area maintenance, management fee and Building common expenses pursuant to the provisions of paragraphs 6, 14 and 16 respectively of this Lease are hereby, for convenience, referred to as Property Operating Costs. As Additional Rental hereunder, Tenant shall pay to Landlord, monthly, in advance, the Property Operating Costs. Prior to the commencement of each year of the lease term, or as soon thereafter as is practical, Landlord shall give Tenant written notice of its estimate of the amounts payable under this paragraph 35 for the ensuing year of the lease term, which estimate shall be based upon Property Operating Costs for the prior lease year. Provided, however, the amounts payable during the first year of the lease term shall be based on the Landlord’s good faith estimate. Landlord’s estimate of Property Operating Costs during the first year of the lease term is in the amount of $47,000.00. If at any time or times it appears to Landlord that the amounts payable under this paragraph 35 for the ensuing year will vary from its estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant, shall be based upon such revised estimate. On the date each monthly rental payment is due as provided in paragraph 3 of this Lease, Tenant shall also pay to Landlord one- twelfth (1/12) of such estimated amounts, provided, if such notice is not given on or before the commencement date of each year of the said lease term, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. Within ninety (90) days after the close of each calendar year of the lease term, or as soon after such ninety (90) day period as is practical, Landlord shall deliver to Tenant a statement of the amount payable under this paragraph 35 for such year certified by Landlord. If such statement shows an amount owing by Tenant that is less than the estimated payments for such year previously made by Tenant, it should be accompanied by a refund of the excess by Landlord to Tenant. If such statement shows an amount owing by Tenant that is more than the estimated payments for such year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. If Tenant shall dispute any such statement, it shall have the right during business hours and at Landlord’s place of business to examine Landlord’s books and records with respect to such statement and dispute on not Less than three (3) days prior written notice to Landlord. Said examination shall take place within a sixty (60) day period after Landlord has submitted such statement to Tenant. If Tenant has not disputed such statement, Tenant shall, as aforesaid, pay any amount due Landlord within thirty (30) days after delivery of the statement.

36. [*** ]. Landlord does hereby [***] and upon the terms and conditions as set forth in this paragraph as follows:

(a) [***]

(b) [***]

(c) [***]

(d) [***]

(e) [***]

(f) [***]

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION

(g) [***]

(h) [***]

(i) [***]

37. Contingency. The parties hereto acknowledge that Landlord does not presently own the Project. This Lease is contingent upon Landlord acquiring title to the Project on or before July 1, 2015. In the event Landlord fails to acquire the Project by such a date, this Lease shall become null and void and neither party shall have any liability to the other pursuant to the terms of this Lease.

[SIGNATURE PAGE TO FOLLOW]

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION

IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

Signed, Sealed and Delivered in the Presence of:	MIDA GROUP, LLC, a Florida limited liability company

	By:	/s/ Judy K. Humbarger Judy K. Humbarger, Manager “Landlord”

(As to Landlord)
ALLERGEN RESEARCH CORPORATION, a California corporation

/s/ Howard V. Raff

By:	/s/ S.C. Dilly

Howard V. Raff (As to Tenant)	Printed Name:	S.C. Dilly
	Title:	CEO
“Tenant”

EXHIBIT “A”

Legal Description

A portion of Lot 13, RUBIN ICOT CENTER, as recorded in Plat Book 88, Pages 79 through 85, of the Public Records of Pinellas County, Florida, lying in Section 4, Township 30 South, Range 16 East, Pinellas County, Florida, and being more particularly described as follows:

Commence at the Southeast corner of Lot 1.3 of said RUBIN ICOT CENTER for a Point of Beginning; thence N.89°41’16”W., and along the South line of said Lot 13, 404.64 feet; thence N.00°26’29”E., 385.17 feet to a Point on the South right-of-way line of Myerlake Circle; thence S.89°33’31”E. and along said rlght-of-way line, 202.00 feet to a curve concave to the Southwest and having a radius of 200.00 feet; thence along said curve 311.32 feet through a central angle of 89°11’13” (chord bearing S.44°57’55”E., 280.83 feet); thence S.00°22’18”E., 187.11 feet to the Point of Beginning.

EXHIBIT “C”

COMMENCEMENT DATE CERTIFICATE

This Commencement Date Certificate is made as of this      day of             , 2015, between MID A GROUP, LLC (“Landlord”), and ALLERGEN RESEARCH CORPORATION, (“Tenant”).

WHEREAS, the parties entered into a lease dated                     . (“Lease”), attached hereto and incorporated by reference, in which Landlord leased to Tenant 20,000 square feet (“Premises”) in that certain Project situated at 5733 Myerlake Circle, Largo, Florida,

WHEREAS, Landlord and Tenant desire to confirm the Commencement Date and certain other facts concerning the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and further good and valuable consideration, then parties hereto incorporate the following into the terms of their existing Lease:

1.	The actual rentable square footage of the Project is 40,000 square feet. The Premises contains 20,000 square feet The Tenant’s Pro-Rata share is fifty percent (50%).

2.	Landlord’s Work was complete according to the terms of the Lease on . and the Tenant assumed possession of the Premises on such date. Other key dates are as follows:

a)	The Commencement Date of the Lease is .

b)	The Expiration Date of the Lease is .

3.	Except for the specific modifications to the Lease contained in this Commencement Date Certificate, all terms of the Lease shall remain unchanged, and are hereby ratified, republished and reaffirmed and are incorporated into this Agreement

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

Signed, Sealed and Delivered in the Presence of:	MIDA GROUP, LLC, a Florida limited liability company

By:
Judy K. Humbarger, Manager
“Landlord”

(As to Landlord)

ALLERGEN RESEARCH CORPORATION, a California corporation

By:

(As to Tenant)	Printed Name:

Title:
“Tenant”

EXHIBIT “D”

Base Rent for Initial Term

Year	Monthly Amount
Year 1	$12,500.00
Year 2	$12,875.00
Year 3	$13,250.00
Year 4	$13,625.00
Year 5	$14,000.00
Year 6	$14,375.00
Year 7	$14,750.00
Year 8	$15,125.00
Year 9	$15,500.00
Year 10	$15,875.00

EXHIBIT “E”

Landlord’s Work

WORK TO PREMISES

•	Demo all walls creating one large open space to deck

•	Service and provide industry standard A/C and rework duct

•	Leave three offices towards the front, paint and carpet

WORK TO PROJECT

•	Rework fire sprinkler system and alarm

•	Upgrade landscaping

•	Paint exterior

•	Seal and stripe the parking lot

•	Sub-Meter for power

•	Roof upgrades